Registration No. 333-164606

Registration No. 333-160201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-164606

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160201

UNDER THE SECURITIES ACT OF 1933

MEAD JOHNSON NUTRITION COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0318351
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

225 North Canal Street, 25th Floor Chicago, Illinois (312) 466-5800 (Address of Principal Executive Offices)	60606 (Zip Code)

Mead Johnson & Company, LLC Retirement Savings Plan

Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan

Mead Johnson Nutrition Company Long-Term Incentive Plan

(Full Title of Plan)

c/o Patrick M. Sheller

Senior Vice President, General Counsel and Secretary

Mead Johnson Nutrition Company

225 North Canal Street, 25th Floor

Chicago, Illinois 60606

(312) 466-5800

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jonathan L. Davis, Esq.

Willard S. Boothby, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

Mead Johnson Nutrition Company (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) of:

•      Registration Statement No. 333-164606, filed with the SEC on January 29, 2010, pertaining to the registration of 3,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant for issuance pursuant to the Mead Johnson & Company, LLC Retirement Savings Plan and Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan; and

•      Registration Statement No. 333-160201, filed with the SEC on June 24, 2009, pertaining to the registration of 25,000,000 shares of Common Stock of the Registrant for issuance pursuant to the Mead Johnson Nutrition Company Long-Term Incentive Plan.

On June 15, 2017, pursuant to an Agreement and Plan of Merger, dated as of February 10, 2017, among the Registrant, Reckitt Benckiser Group plc, a company incorporated in England and Wales (“RB”), and Marigold Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of RB (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned indirect subsidiary of RB.

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, and in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the securities previously registered under the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Mead Johnson Nutrition Company, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of June, 2017.

MEAD JOHNSON NUTRITION COMPANY

By:	/s/ Patrick M. Sheller
Patrick M. Sheller
Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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